Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NUTANIX, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware) Nutanix, Inc., a corporation organized and existing under the laws of the State of

Delaware, DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is Nutanix, Inc. (the “Corporation”) and that the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 22, 2009 (the “Original Certificate”).

SECOND: That the Corporation amended and restated the Original Certificate by filing an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 9, 2022 (the “Certificate of Incorporation”).

THIRD: That pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation.

FOURTH: That pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions setting forth the terms and provisions of this Certificate of Amendment, declaring the terms and provisions of this Certificate of Amendment to be advisable, and directing the terms and provisions of this Certificate of Amendment to be submitted to and considered by the stockholders of the Corporation for approval.

RESOLVED, that the Certificate of Incorporation is hereby amended by amending and restating Section 8.1 of Article VIII thereof in its entirety as follows:

“8.1 Limitation of Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.”

* * *

FIFTH: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by a duly authorized officer of the Corporation on this 8th day of December, 2023.

NUTANIX, INC.

By: /s/ Tyler Wall

Name: Tyler Wall

Title: Chief Legal Officer

(Signature page to Certificate of Amendment)